Morgan Stanley Second Quarter 2025 Earnings Results

Morgan Stanley Reports Net Revenues of $16.8 Billion, EPS of $2.13 and ROTCE of 18.2%
NEW YORK, July 16, 2025 – Morgan Stanley (NYSE: MS) today reported net revenues of $16.8 billion for the second quarter ended June 30, 2025 compared with $15.0 billion a year ago. Net income applicable to Morgan Stanley was $3.5 billion, or $2.13 per diluted share,1 compared with $3.1 billion, or $1.82 per diluted share,1 for the same period a year ago.

Ted Pick, Chairman and Chief Executive Officer, said, “Morgan Stanley delivered another strong quarter. Six sequential quarters of consistent earnings – $2.02, $1.82, $1.88, $2.22, $2.60 and $2.13 – reflect higher levels of performance in different market environments. Institutional Securities saw strength and balance across businesses and geographies. Wealth continues to deliver, adding $59 billion of net new assets and $43 billion of fee-based flows. Total client assets across Wealth and Investment Management reached $8.2 trillion. We announced an increase of our quarterly common stock dividend to $1.00 per share with flexibility to deploy incremental capital. The management team is executing across the Integrated Firm, acting as a trusted advisor to clients and driving durable growth and long-term returns for our shareholders.”

Financial Summary[2,3]
Firm ($ millions, except per share data)	2Q 2025	2Q 2024
Net revenues	$16,792	$15,019
Provision for credit losses	$196	$76
Compensation expense	$7,190	$6,460
Non-compensation expenses	$4,784	$4,409
Pre-tax income[6]	$4,622	$4,074
Net income app. to MS	$3,539	$3,076
Expense efficiency ratio[8]	71%	72%
Earnings per diluted share[1]	$2.13	$1.82
Book value per share	$61.59	$56.80
Tangible book value per share[4]	$47.25	$42.30
Return on equity	13.9%	13.0%
Return on tangible common equity[4]	18.2%	17.5%
Institutional Securities
Net revenues	$7,643	$6,982
Investment Banking	$1,540	$1,619
Equity	$3,721	$3,018
Fixed Income	$2,180	$1,999
Wealth Management
Net revenues	$7,764	$6,792
Fee-based client assets ($ billions)[9]	$2,478	$2,188
Fee-based asset flows ($ billions)[10]	$42.8	$26.0
Net new assets ($ billions)[11]	$59.2	$36.4
Loans ($ billions)	$168.9	$150.9
Investment Management
Net revenues	$1,552	$1,386
AUM ($ billions)[12]	$1,713	$1,518
Long-term net flows ($ billions)[13]	$10.8	$(1.2)

Highlights

•Net revenues for the second quarter were $16.8 billion, demonstrating the strength of our Integrated Firm with contributions across our business segments amidst a mixed market backdrop.

•The Firm delivered an ROTCE of 18.2% in the second quarter and 20.6% for the first half of the year. 2,4

•The Firm expense efficiency ratio was 70% for the first half of the year benefiting from our scale and disciplined expense management.3,8,19

•The Standardized Common Equity Tier 1 capital ratio was 15.0%.16

•Institutional Securities reported net revenues of $7.6 billion reflecting strong performance in our Markets businesses on higher client activity, with notable strength in Equity.

•Wealth Management delivered a pre-tax margin of 28.3% for the quarter. 7 Net revenues of $7.8 billion reflect strong asset management revenues, higher levels of client activity and the positive impact of DCP.5 The business demonstrated continued strength with net new assets of $59 billion and fee-based asset flows of $43 billion for the quarter. 10,11

•Investment Management results reflect net revenues of $1.6 billion, primarily driven by asset management fees on higher average AUM. The quarter included positive long-term net flows of $11 billion.13

Media Relations: Wesley McDade 212-761-2430 Investor Relations: Leslie Bazos 212-761-5352

Second Quarter Results

Institutional Securities

Institutional Securities reported net revenues of $7.6 billion compared with $7.0 billion a year ago. Pre-tax income was $2.1 billion compared with $2.0 billion a year ago.6

Investment Banking revenues down 5%:

•Advisory revenues decreased from a year ago on lower completed M&A transactions.

•Equity underwriting revenues increased from a year ago on higher follow-ons, convertibles and IPOs.

•Fixed income underwriting revenues decreased from a year ago driven by lower non-investment grade issuances.

Equity net revenues up 23%:

•Equity net revenues reflect increases from a year ago across business lines and regions on higher client activity, with robust results in prime brokerage.

Fixed Income net revenues up 9%:

•Fixed Income net revenues increased from a year ago, primarily driven by higher results in macro products on higher client activity in a more volatile market environment, partially offset by lower results in commodities.

Other:

•Other revenues decreased from a year ago primarily driven by lower net interest income and fees on corporate loans.

($ millions)	2Q 2025	2Q 2024
Net Revenues	$7,643	$6,982

Investment Banking	$1,540	$1,619
Advisory	$508	$592
Equity underwriting	$500	$352
Fixed income underwriting	$532	$675

Equity	$3,721	$3,018
Fixed Income	$2,180	$1,999
Other	$202	$346

Provision for credit losses	$168	$54

Total Expenses	$5,364	$4,882
Compensation	$2,430	$2,291
Non-compensation	$2,934	$2,591

Provision for credit losses:

•Provision for credit losses increased from a year ago, primarily driven by growth in the corporate loan portfolio and secured lending facilities as well as the impact of a moderately weaker macroeconomic outlook.

Total Expenses:

•Compensation expense increased from a year ago on higher expenses related to deferred compensation.5

•Non-compensation expenses increased from a year ago on higher execution-related expenses.

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Wealth Management

Wealth Management reported net revenues of $7.8 billion compared with $6.8 billion a year ago. Pre-tax income of $2.2 billion resulted in a pre-tax margin of 28.3%.6, 7

Net revenues up 14%:

•Asset management revenues increased from a year ago on higher asset levels and the cumulative impact of positive fee-based flows.10

•Transactional revenues increased 17% from a year ago excluding the impact of mark-to-market on investments associated with DCP. 5,14 Results for the quarter were driven by a broad-based increase in levels of client activity.

•Net interest income increased from a year ago primarily driven by the cumulative impact of lending growth.

Provision for credit losses:

•Provision for credit losses increased from a year ago driven by higher assessments for specific loans.

Total Expenses:

•Compensation expense increased from a year ago on higher compensable revenues and higher expenses related to DCP.5

•Non-compensation expenses increased from a year ago on higher marketing and business development and increased technology spend.

($ millions)	2Q 2025	2Q 2024
Net Revenues	$7,764	$6,792
Asset management	$4,411	$3,989
Transactional[14]	$1,264	$782
Net interest	$1,910	$1,798
Other	$179	$223
Provision for credit losses	$28	$22
Total Expenses	$5,536	$4,949
Compensation	$4,147	$3,601
Non-compensation	$1,389	$1,348

Investment Management

Investment Management reported net revenues of $1.6 billion compared with $1.4 billion a year ago. Pre-tax income was $323 million compared with $222 million a year ago.6

Net revenues up 12%:
•Asset management and related fees increased from a year ago on higher average AUM primarily driven by higher market levels and the cumulative impact of positive long-term net flows.13

•Performance-based income and other revenues increased from a year ago on higher accrued carried interest in our infrastructure funds and mark-to-market gains on investments associated with DCP versus losses a year ago.

Total Expenses:
•Compensation expense increased from a year ago primarily driven by compensation associated with carried interest and higher expenses related to DCP. 5

•Non-compensation expenses increased from a year ago primarily driven by distribution expenses on higher average AUM.

($ millions)	2Q 2025	2Q 2024
Net Revenues	$1,552	$1,386
Asset management and related fees	$1,434	$1,342
Performance-based income and other	$118	$44
Total Expenses	$1,229	$1,164
Compensation	$613	$568
Non-compensation	$616	$596

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Other Matters

•The Firm repurchased $1.0 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.

•The Board of Directors reauthorized a multi-year common equity share repurchase program of up to $20 billion, without a set expiration date, beginning in the third quarter of 2025.

•The Board of Directors declared a $1.00 quarterly dividend per share, an increase of 7.5 cents, payable on August 15, 2025 to common shareholders of record on July 31, 2025.

•The effective tax rate for the current quarter was 22.7%.

	2Q 2025	2Q 2024
Common Stock Repurchases
Repurchases ($MM)	$1,000	$750
Number of Shares (MM)	8	8
Average Price	$123.22	$95.96
Period End Shares (MM)	1,598	1,619
Tax Rate	22.7%	23.5%
Capital[15]
Standardized Approach
CET1 capital[16]	15.0%	15.2%
Tier 1 capital[16]	16.9%	17.1%
Advanced Approach
CET1 capital[16]	15.7%	15.5%
Tier 1 capital[16]	17.6%	17.3%
Leverage-based capital
Tier 1 leverage[17]	6.8%	6.8%
SLR[18]	5.5%	5.5%

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Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2024 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

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1 Includes preferred dividends related to the calculation of earnings per share for the second quarter of 2025 and 2024 of approximately $147 million and $134 million, respectively.
2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.
3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.
4 Tangible common equity is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy. Tangible common equity represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction. The calculation of return on average tangible common equity, also a non-GAAP financial measure, represents full year or annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity. The calculation of tangible book value per common share, also a non-GAAP financial measure, represents tangible common shareholder’s equity divided by common shares outstanding.
5 “DCP” refers to certain employee deferred cash-based compensation programs. Please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Other Matters – Deferred Cash-Based Compensation” in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2024.
6 Pre-tax income represents income before provision for income taxes.
7 Pre-tax margin represents income before provision for income taxes divided by net revenues.
8 The expense efficiency ratio represents total non-interest expenses as a percentage of net revenues.
9 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.
10 Wealth Management fee-based asset flows include net new fee-based assets (including asset acquisitions), net account transfers, dividends, interest, and client fees, and exclude institutional cash management related activity.
11 Wealth Management net new assets represent client asset inflows, inclusive of interest, dividends and asset acquisitions, less client asset outflows, and exclude the impact of business combinations/divestitures and the impact of fees and commissions.
12 AUM is defined as assets under management or supervision.
13 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and excludes the Liquidity and Overlay Services asset class.
14 Transactional revenues include investment banking, trading, and commissions and fee revenues.
15 Capital ratios are estimates as of the press release date, July 16, 2025.
16 CET1 capital is defined as Common Equity Tier 1 capital. The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”). For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2024.

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17 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage. Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.
18 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $88.4 billion and $80.5 billion, and supplementary leverage exposure denominator of approximately $1.62 trillion and $1.47 trillion, for the second quarter of 2025 and 2024, respectively.
19 During the first quarter of 2025 as a result of a March employee action, we recognized severance costs associated with a reduction in force (“RIF”) of $144 million, included in Compensation and benefits expense. The RIF occurred across our business segments and geographic regions and impacted approximately 2% of our global workforce at that time. The RIF was related to performance management and the alignment of our workforce to our business needs, rather than a change in strategy or exit of businesses. We recorded first quarter severance costs of $78 million in the Institutional Securities business segment, $50 million in the Wealth Management business segment, and $16 million in the Investment Management business segment. These costs were incurred across all regions, with the majority in the Americas.

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Consolidated Income Statement Information
(unaudited, dollars in millions)
	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage Change
	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024

Revenues:
Investment banking	$1,644	$1,711	$1,735	(4%)	(5%)	$3,355	$3,324	1%
Trading	4,745	5,111	4,131	(7%)	15%	9,856	8,983	10%
Investments	388	369	157	5%	147%	757	294	157%
Commissions and fees	1,425	1,481	1,183	(4%)	20%	2,906	2,410	21%
Asset management	5,953	5,963	5,424	—%	10%	11,916	10,693	11%
Other	290	751	322	(61%)	(10%)	1,041	588	77%
Total non-interest revenues	14,445	15,386	12,952	(6%)	12%	29,831	26,292	13%
Interest income	14,905	13,748	13,529	8%	10%	28,653	26,459	8%
Interest expense	12,558	11,395	11,462	10%	10%	23,953	22,596	6%
Net interest	2,347	2,353	2,067	—%	14%	4,700	3,863	22%
Net revenues	16,792	17,739	15,019	(5%)	12%	34,531	30,155	15%
Provision for credit losses	196	135	76	45%	158%	331	70	*
Non-interest expenses:
Compensation and benefits	7,190	7,521	6,460	(4%)	11%	14,711	13,156	12%
Non-compensation expenses:
Brokerage, clearing and exchange fees	1,188	1,222	995	(3%)	19%	2,410	1,916	26%
Information processing and communications	1,089	1,050	1,011	4%	8%	2,139	1,987	8%
Professional services	711	674	753	5%	(6%)	1,385	1,392	(1%)
Occupancy and equipment	459	449	464	2%	(1%)	908	905	—%
Marketing and business development	297	238	245	25%	21%	535	462	16%
Other	1,040	906	941	15%	11%	1,946	1,798	8%
Total non-compensation expenses	4,784	4,539	4,409	5%	9%	9,323	8,460	10%
Total non-interest expenses	11,974	12,060	10,869	(1%)	10%	24,034	21,616	11%
Income before provision for income taxes	4,622	5,544	4,074	(17%)	13%	10,166	8,469	20%
Provision for income taxes	1,047	1,173	957	(11%)	9%	2,220	1,890	17%
Net income	$3,575	$4,371	$3,117	(18%)	15%	$7,946	$6,579	21%
Net income applicable to noncontrolling interests	36	56	41	(36%)	(12%)	92	91	1%
Net income applicable to Morgan Stanley	3,539	4,315	3,076	(18%)	15%	7,854	6,488	21%
Preferred stock dividends	147	158	134	(7%)	10%	305	280	9%
Earnings applicable to Morgan Stanley common shareholders	$3,392	$4,157	$2,942	(18%)	15%	$7,549	$6,208	22%

Notes:
–Firm net revenues excluding mark-to-market gains and losses on deferred cash-based compensation plans (DCP), which represents a non‐GAAP financial measure, were: 2Q25: $16,415 million, 1Q25: $17,888 million, 2Q24: $15,073 million, 2Q25 YTD: $34,303 million, 2Q24 YTD: $30,022 million.
–Firm compensation expenses excluding DCP, which represents a non‐GAAP financial measure, were: 2Q25: $6,819 million, 1Q25: $7,523 million, 2Q24: $6,405 million, 2Q25 YTD: $14,342 million, 2Q24 YTD: $12,852 million.
–The End Notes are an integral part of this presentation. Refer to pages 12 - 17 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.
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Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage Change
	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024

Financial Metrics:

Earnings per basic share	$2.15	$2.62	$1.85	(18%)	16%	$4.78	$3.89	23%
Earnings per diluted share	$2.13	$2.60	$1.82	(18%)	17%	$4.73	$3.85	23%

Return on average common equity	13.9%	17.4%	13.0%			15.7%	13.8%
Return on average tangible common equity	18.2%	23.0%	17.5%			20.6%	18.6%

Book value per common share	$61.59	$60.41	$56.80			$61.59	$56.80
Tangible book value per common share	$47.25	$46.08	$42.30			$47.25	$42.30

Financial Ratios:

Pre-tax margin	28%	31%	27%			29%	28%
Compensation and benefits as a % of net revenues	43%	42%	43%			43%	44%
Non-compensation expenses as a % of net revenues	28%	26%	29%			27%	28%
Firm expense efficiency ratio	71%	68%	72%			70%	72%
Effective tax rate	22.7%	21.2%	23.5%			21.8%	22.3%

Statistical Data:

Period end common shares outstanding (millions)	1,598	1,607	1,619	(1%)	(1%)
Average common shares outstanding (millions)
Basic	1,577	1,584	1,594	—%	(1%)	1,581	1,597	(1%)
Diluted	1,593	1,600	1,611	—%	(1%)	1,596	1,614	(1%)
Worldwide employees	80,393	81,023	79,066	(1%)	2%

The End Notes are an integral part of this presentation. Refer to pages 12 - 17 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.
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